Exhibit 99.(h)(7)

February 13, 2013

Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Re:                             Aberdeen Equity Long-Short Fund

This letter agreement (“Agreement”) is entered into by and between Aberdeen Funds, on behalf of the Aberdeen Equity Long-Short Fund (the “Fund”), and Aberdeen Asset Management Inc. (“Aberdeen”), on behalf of itself as the investment adviser of the Fund.

Effective as of February 25, 2013 and through February 28, 2014 or the effective date of the 2014 annual update to the registration statement, whichever occurs first, Aberdeen agrees to reimburse the Fund for short-sale brokerage expenses at an annual rate of up to 0.15% of the Fund’s average daily net assets.  Amounts reimbursed by Aberdeen are not subject to recoupment at a later date.

Sincerely,

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/Jennifer Nichols
Name:	Jennifer Nichols
Title:	Director/Vice President

Agreed and Accepted:

ABERDEEN FUNDS, ON BEHALF OF
ABERDEEN EQUITY LONG-SHORT FUND

By:	/s/Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President